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                                                                     EXHIBIT 3.6


                          CERTIFICATE OF AMENDMENT TO
                  CERTIFICATE OF DESIGNATION, PREFERENCES, AND
                 RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                               V-ONE CORPORATION

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

      We, James F. Chen, President and Chief Executive Officer, and Charles Chen, Secretary, of V-ONE Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware ("Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on April 4, 1996, May 13, 1996, July 19, 1996 and August 27, 1996, a resolution creating a series of 792,981 shares of convertible preferred stock designated as Series A Convertible Preferred Stock was adopted;

      That, on August 27, 1996, the Board of Directors of the Corporation resolved to amend the Certificate of Designations, Preferences, and Rights of the Series A Convertible Preferred Stock ("Certificate of Designation"), and on September 7, 1996, the holders of Common Stock and Series A Convertible Preferred Stock voting together as a class and the holders of Series A Convertible Preferred Stock voting separately as a class, resolved to amend the Certificate of Designation, as follows:

      Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 792,981.

      Section 2. DIVIDENDS AND DISTRIBUTIONS. Dividends upon the shares of Series A Convertible Preferred Stock may be declared by the Board of
Directors at any time and may be paid in cash, in property, or in shares of Series A Convertible Preferred Stock. The holders of shares of Series A Convertible Preferred Stock are entitled to share ratably in dividends with holders of any other series of preferred stock of the Corporation now existing or hereafter created, but shall receive no preference in dividends declared. The Corporation will not pay dividends on Common Stock as long as Series A Convertible Preferred Stock is outstanding.
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      Section 3. VOTING RIGHTS.  In addition to any other voting rights required by law, the holders of shares of Series A Convertible Preferred
Stock shall have the following voting rights:

      (a) Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation, and the holders of Series A Convertible Preferred Stock shall vote as a class on matters affecting their value including a) issuance of any new series of Preferred Stock of the Corporation with superior rights, and b) any merger, dissolution, or sale of the Corporation. All action requiring the approval of holders of shares of Series A Convertible Preferred Stock voting as a class shall be authorized by a majority vote of such holders.

      (b) Except as set forth herein, holders of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Section 4. REACQUIRED SHARES. Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors. The Corporation will not repurchase Common Stock as long as Series A Convertible Preferred Stock is outstanding without the approval of the holders of the Series A Convertible Preferred Stock voting as a class.

      Section 5. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, sale, or winding up of the Corporation, the holders of Series A Convertible Preferred Stock shall be entitled to receive in preference to holders of Common Stock an amount equal to the purchase price per share of the Series A Convertible Preferred Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated between Common and Preferred Shareholders on a pro-rata basis, treating the shares of Series A Convertible Preferred Stock on an as-if converted basis.

      Section 6. CONVERSION. Shares of Series A Convertible Preferred Stock may at any time be converted into shares of Common Stock, on a 1 for 1 basis, provided that such shares of Series A Convertible Stock have not been previously converted pursuant to Section 7 below.

      Section 7. MANDATORY CONVERSION. Upon the closing of an initial public offering of shares of the Corporation's Common Stock at a price per share of at least $7.00 by October 31, 1996,
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shares of Series A Convertible Preferred Stock will be subject to a mandatory conversion by the Corporation into shares of Common Stock on a 1 for 1.15 basis. Upon the closing of an initial public offering of shares of the Corporation's Common Stock at a price per share of less than $7.00 by October 31, 1996, shares of Series A Convertible Preferred Stock will be subject to a mandatory conversion by the Corporation into shares of Common Stock on a 1 for
1.20 basis. Upon the closing of an initial public offering of shares of the Corporation's Common Stock after October 31, 1996 in which over $15 million of the Corporation's Common Stock is sold and the offering price per share is at least 1.75 times the subscription price per share of the Series A Convertible Preferred Stock, then shares of Series A Convertible Preferred Stock will be subject to a mandatory conversion by the Corporation into shares of Common Stock, on a 1 for 1 basis, on ten (10) days written notice.

      Section 8. CONVERSION RATIO ADJUSTMENT. The conversion ratio provided in Section 6 shall be subject to adjustment under the circumstances and in the manner as described below:

      (a) Upon the closing of an initial public offering of shares of the Corporation's Common Stock prior to March 31, 1997 at a price less than $7.875 per share, the conversion ratio shall be adjusted by multiplying the subscription price of the Series A Convertible Preferred Stock times a factor of 1.75, and dividing the product by the midpoint of the filing range contained in the final pre-effective amendment to the registration statement for the initial public offering, so that if the subscription price is $4.50 per share and the midpoint of the filing range is $6.75 per share, the conversion ratio would be determined by multiplying $4.50 x 1.75, and dividing the product by $6.75 to reach a conversion ratio of 1.1667 shares of Common Stock for each converted share of Series A Convertible Preferred Stock;

      (b) Upon the closing of an initial public offering of shares of the Corporation's Common Stock during the period from April 1, 1997 until March 31, 1998 at a price less than $9.00 per share, the conversion ratio shall be adjusted by multiplying the subscription price of the Series A Convertible Preferred Stock times a factor of 2.00, and dividing the product by the midpoint of the filing range contained in the final pre-effective amendment to the registration statement for the initial public offering, so that if the subscription price is $4.50 per share and the midpoint of the filing range is $6.75 per share, the conversion ratio would be determined by multiplying $4.50 x 2.00, and dividing the product by $6.75 to reach a conversion ratio of 1.333 shares of Common Stock for each converted share of Series A Convertible Preferred Stock;


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      (c)    Upon the closing of an initial public offering of shares of the
Corporation's Common Stock after March 31, 1998 at a price less than $13.50 per share, the conversion ratio shall be adjusted by multiplying the subscription price of the Series A Convertible Preferred Stock times a factor of 3.00, and dividing the product by the midpoint of the filing range contained in the final pre-effective amendment to the registration statement for the initial public offering, so that if the subscription price is $4.50 per share and the midpoint of the filing range is $6.75 per share, the conversion ratio would be determined by multiplying $4.50 x 3.00, and dividing the product by $6.75 to reach a conversion ratio of 2.00 shares of Common Stock for each converted share of Series A Convertible Preferred Stock.

      Section 9. ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

      (a) Sale or Reorganization. In case the Corporation shall enter into any reorganization, consolidation, merger, combination, or other transaction ("Transaction"), irrespective of whether the Corporation is the surviving entity, each share of Series A Convertible Preferred Stock shall, immediately prior to such Transaction and without further action, be converted into the same number of shares of stock or securities, cash, and/or any other property that the holder of shares of Series A Convertible Preferred Stock would have been entitled to receive pursuant to the terms of the Transaction if at the time of such Transaction the holder of Series A Convertible Preferred Stock had been the holder of record of a number of shares of Common Stock equal to the number of shares of Common Stock receivable on conversion of such shares of Series A Convertible Preferred Stock immediately prior to such Transaction (subject to the adjustments contained in sections 7 and 8 above).

      (b) Recapitalization. In the event of any stock dividend, stock split or combination of shares of the Corporation's outstanding Common
Stock, the number of shares of Series A Convertible Preferred Stock shall be adjusted to reflect such stock dividend, stock split or combination by multiplying the number of shares of Series A Convertible Preferred Stock by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation declares any stock dividend, stock split or combination of shares of the Corporation's outstanding Common Stock, the price of the shares of Series A Convertible Preferred Stock (including the subscription price described in Section 7 and 8 above) shall be adjusted by multiplying the price per share of Series A Convertible Preferred Stock by a fraction, the numerator of which is the number of shares of Common Stock that

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were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

      Section 10. REDEMPTION. The shares of Series A Convertible Preferred Stock, on or before December 31, 2001, will be subject to redemption at the option of the holder, if not previously converted, at the earlier of a dissolution, winding up, or sale or merger wherein a "change of control" occurs ("Liquidity Events"). A change of control will occur: a) upon the sale or transfer of substantially all the assets of the Corporation by sale, merger or otherwise, or b) if any "person" (as such term is used in Sections 13(d) or 14(d) of the 1934 Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the then-existing outstanding securities of the Corporation. If no Liquidity Event occurs on or before December 31, 2001, shares of Series A Convertible Preferred Stock will be subject to redemption, at the option of the holder, in equal amounts effective as of December 31, 2001, December 31, 2002, and December 31, 2003. The redemption price will equal the initial purchase price and there shall be no interest or premium paid.

      Section 11. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class.

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment and do affirm the foregoing as true under the penalties of perjury this 9 day of September, 1996.

                                           /s/ James F. Chen
                                           ----------------------------------
                                           James F. Chen, President and
                                           Chief Executive Officer

Attest:

/s/ Charles Chen
- ------------------------
Charles Chen
Secretary





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